Exhibit 23.3

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated June 19, 2015, with respect to the Statement of Gross Income and Direct Operating Expenses of Archstone Yorba Linda for the year ended December 31, 2014 included in the Form 8-K/A of Resource Real Estate Opportunity REIT, Inc. filed with the Securities and Exchange Commission on June 22, 2015 and incorporated by reference in the Form S-3 of Resource Real Estate Opportunity REIT, Inc. for the registration of $120,000,000 of shares of its common stock.

/s/ Ernst & Young LLP

McLean, Virginia

May 31, 2016